Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of ZVUE Corporation of our report dated March 13, 2007 on the financial statements of Handheld Entertainment, Inc. (now known as ZVUE Corporation) for the years ended December 31, 2006 and 2005, included in Form 10-KSB filed on April 2, 2007.

/S/ SALBERG & COMPANY, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
November 20, 2007